EXHIBIT 10.2

AMENDMENT TO AGREEMENT FOR WHOLESALE FINANCING
AND BUSINESS FINANCING AGREEMENT

          This Amendment is made to (i) that certain Agreement for Wholesale Financing executed on the 29th day of July, 2005, between EMTEC, INC., a New Jersey corporation, and Westwood Computer Corporation (individually, collectively and jointly and severally “Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“AWF) and (ii) that certain Business Financing Agreement between Dealer and CDF dated July 29, 2005, as amended (“BFA”).

          FOR VALUE RECEIVED, CDF and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

1. Section 1.1 of the BFA is hereby amended to incorporate the following defined terms:

“‘Government Accounts’: all accounts due and payable from a U.S. federal governmental body, agency or instrumentality; or body, agency or instrumentality of the District of Columbia.

‘Non-Government Accounts’: all Accounts other than Government Accounts.”

     2. Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the AWF (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount, up to the remainder of (a) Eighty-Five Percent (85%) of the net amount of eligible Accounts listed in such Schedule, minus (b) the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Agreement for Wholesale Financing (the ‘AWF’) with CDF, as in effect from time to time, minus (c) Three Million Fifteen Thousand Dollars ($3,015,000) ((a) minus the sum of (b) and (c) is referred to herein as the ‘Available Credit’). In no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF, not to exceed the Available Credit.

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the AWF as of the date of the Inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the tenth (10th) day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean One Hundred Percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the AWF that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the AWF, in the event Dealer’s SPP Deficit exceeds at any time (a) Eighty-Five Percent (85%) of the net amount of eligible Accounts, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, minus (c) Three Million Fifteen Thousand Dollars ($3,015,000), Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the AWF, such excess. CDF will loan Dealer, on request, such amount so credited or a part thereof as requested provided that at no time will such outstanding loans exceed the Accounts Receivable Facility.

No advances or loans need be made by CDF if Dealer is in Default.”

3.	Section 3.3(b) of the BFA is hereby amended to read in its entirety as follows:

“(b) Non-Government Accounts unpaid more than ninety (90) days from date of invoice and Government Accounts unpaid more than one hundred twenty (120) days from date of invoice;”

4.	Section 3.3(c) of the BFA is hereby amended to read in its entirety as follows:

“(c) all Non-Government Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Non-Government Accounts are unpaid for more than ninety (90) days from the date of invoice and all Government Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Government Accounts are unpaid for more than one hundred twenty (120) days from the date of invoice;”

5.

CDF and Dealer agree that the following paragraph is incorporated into the AWF and BFA as if fully and originally set forth therein, and it hereby replaces in its entirety all other financial covenants previously in effect:

“Dealer’s parent, Emtec, Inc., a Delaware corporation (“Parent”), will, as of each day set forth below:

(a)	maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the amount shown below:

Date	Amount

February 28, 2006	$3,000,000
May 31, 2006	$3,000,000
August 31, 2006	$3,300,000
November 30, 2006	$4,500,000
February 28, 2007	$4,800,000
May 31, 2007 and each quarter-end thereafter	$5,000,000

(b)	maintain a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than the amount shown below:

Date	Ratio Amount

February 28, 2006	12.0:1.0
May 31, 2006	12.0:1.0
August 31, 2006	12.0:1.0

November 30, 2006	12.0:1.0
February 28, 2007	7.0:1.0
May 31, 2007 and each quarter-end thereafter	6.0:1.0

(c)

achieve an EBITDA for the twelve-month period ending on the last day of each fiscal quarter, of at least the percentage shown below of Parent’s Gross Revenues for the twelve-month period ending on the last day of each fiscal quarter shown below:

Date	Percent

February 28, 2006	0.5%
May 31, 2006	0.5%
August 31, 2006	1.0%
November 30, 2006	1.0%
February 28, 2007	1.0%
May 31, 2007 and each quarter-end thereafter	1.0%

For purposes of this paragraph: (i) ‘Tangible Net Worth’ means the book value of Parent’s assets less liabilities, excluding from such assets all Intangibles; (ii) ‘Intangibles’ means and includes general intangibles; software (purchased or developed in-house); accounts receivable and advances due from officers, directors, employees, stockholders, members, owners and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; the capitalized cost of patents, trademarks, service marks and copyrights net of amortization; and such other similar items as CDF may from time to time determine in CDF’s sole discretion; (iii) ‘Debt’ means all of Parent’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Parent has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Parent; (iv) ‘Subordinated Debt’ means all of Dealer’s Debt which is subordinated to the payment of Dealer’s liabilities to CDF by an agreement in form and substance satisfactory to CDF; (v) ‘EBITDA’ means, for any period of calculation, the net income of Parent before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Parent has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Parent in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Parent; (D) the earnings of any entity to which any assets of Parent shall have been sold, transferred or disposed of, or into which Parent shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Parent; and (F) non-operating losses arising from the sale of capital assets during such period; and (vi) ‘Gross Revenues’ means all revenues arising out of Parent’s sales of goods and services. All terms used herein to the extent not defined shall be used in accordance with generally accepted accounting principles consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis.”

          Dealer waives notice of CDF’s acceptance of this Amendment.

          All other terms and provisions of the AWF and BFA, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

          This Amendment may be executed in any number of counterparts which shall together constitute but one and the same agreement.

          IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment on this 10th day of April, 2006.

Westwood Computer Corporation		EMTEC, INC.

By:	/s/ Keith Grabel	By:	/s/ Dinesh Desai

	Keith Grabel		Dinesh Desai
	President		Chairman

GE COMMERCIAL DISTRIBUTION FINANCE
CORPORATION

By:	/s/ David Mintert

David Mintert
Vice President of Operations